Exhibit 8.1

90 Park Avenue
New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Heather M. Ripley	Direct Dial: +1 212 210 9549	Email: heather.ripley@alston.com

         , 2025

FB Financial Corporation

1221 Broadway, Suite 1300

Nashville, Tennessee 32703

Re:	Tax Opinion – Agreement and Plan of Merger by and between Southern States Bancshares, Inc. and FB Financial Corporation

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of March 31, 2025 (the “Agreement”), by and between Southern States Bancshares, Inc., an Alabama corporation (“Southern States”), and FB Financial Corporation, a Tennessee corporation (“FB Financial”), pursuant to which, at the Effective Time, Southern States will merge with and into FB Financial, with FB Financial as the surviving entity (the “Merger”). This opinion is being delivered in connection with and as an exhibit to the registration statement on Form S-4, including the joint proxy/prospectus included therewith (the “Registration Statement”), filed by FB Financial with the Securities and Exchange Commission (the “SEC”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement; the letters of Southern States and FB Financial to Alston & Bird LLP and Jones Walker LLP, dated as of the date hereof, containing certain facts and representations (the “Officer Certificates”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, Registration Statement, Officer Certificates, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effectuated in accordance with the Agreement, without the waiver of any conditions to any party’s obligations under the Agreement to consummate the Merger; (ii) the Agreement and the Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by Southern States and FB Financial in their respective Officer Certificates are true, correct, and complete as of the date hereof and will be true, correct, and complete at the Effective Time; and (iv) any representations by Southern States and FB Financial in the Agreement, Registration Statement, or Officer Certificates that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and are true, correct, and complete as of the date hereof and will be true, correct, and complete at the Effective Time, in each case without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com
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Tax Opinion – Agreement and Plan of Merger by and between Southern States Bancshares, Inc. and FB

Financial Corporation

         , 2025 Page 2

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, we hereby confirm that the legal statements in the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” (the “Discussion”) in the Registration Statement constitutes our opinion with respect to the U.S. federal income tax law matters discussed therein.

This opinion is subject to the assumptions and qualifications set forth in the Discussion. Except as set forth in the Discussion, we express no opinion to any party as to the tax consequences, whether U.S. federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues. This opinion letter is delivered solely for the benefit of FB Financial, and no other party or entity is entitled to rely on this opinion without our express written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons who consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP